Exhibit (12)

September 6, 2005


Allegiant Funds
760 Moore Road
King of Prussia, PA 19406

Ladies and Gentlemen:

         We have acted as counsel to Allegiant Funds (the "Trust"), in connection with the transfer of all of the assets and liabilities of the Allegiant Small Cap Growth Fund (the "Acquired Fund"), a series of the Trust, and the Allegiant Multi-Factor Small Cap Growth Fund (the "Acquiring Fund"), another series of the Trust, in exchange for shares of the Acquiring Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund shares (together, the "Reorganization"), pursuant to the Plan of Reorganization, dated as of May 17, 2005, that has been adopted by the Trust (the "Plan"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

         For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

         (i) The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the Trust to which this opinion is filed as an exhibit (the "Registration Statement"), including the Proxy Statement-Prospectus of the Trust contained therein (the "Proxy-Prospectus").

         (ii) The representations contained in the letter of representations from the Trust to us, dated September 6, 2005 will be true and complete at the Effective Time of the Reorganization.

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm our opinion as set forth under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus, subject to the limitations set forth therein.

         This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local law. In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the discussion of our opinion under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus, and to the reference to us under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                              Very truly yours,


                                              /s/ DRINKER BIDDLE & REATH LLP
                                              -------------------------------
                                              DRINKER BIDDLE & REATH LLP